As filed with the Securities and Exchange Commission on August 6, 2018

Registration No. 333-226173

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MESA AIR GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	4512	85-0302351
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

410 North 44th Street, Suite 700

Phoenix, Arizona 85008

(602) 685-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan G. Ornstein

Chairman and Chief Executive Officer

Mesa Air Group, Inc.

410 North 44th Street, Suite 700

Phoenix, Arizona 85008

(602) 685-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory R. Hall DLA Piper LLP (US) 2525 East Camelback Road, Suite 1000 Phoenix, Arizona 85016 (480) 606-5100	Brian S. Gillman Executive Vice President, General Counsel and Secretary Mesa Air Group, Inc. 410 North 44th Street, Suite 700 Phoenix, Arizona 85008 (602) 685-4000	Anna T. Pinedo Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020-1001 (212) 506-2275

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to Form S-1 Registration Statement (Registration No. 333-226173) of Mesa Air Group, Inc. is being filed solely for the purpose of filing the exhibits indicated in Item 16 of Part II of the Registration Statement. No changes have been made to the prospectus constituting Part I of the Registration Statement or Items 13, 14, 15 or 17 of Part II of the Registration Statement.

PART II

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts, and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the FINRA filing fee.

Item	Amount
SEC registration fee	$22,980
FINRA filing fee	23,000
Exchange listing fee	125,000
Legal fees and expenses	1,500,000
Accounting fees and expenses	917,855
Printing and engraving expenses	500,000
Transfer agent and registrar fees	7,500
Miscellaneous	250,000

Total	$3,346,335

Item 14.	Indemnification of Directors and Officers

Mesa Air Group, Inc. is a Nevada corporation. Nevada corporate law enables us to indemnify any of our directors or officers under the provisions of the NRS if either (i) the director or officer acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, our best interests, or (ii) such director or officer is not liable pursuant to NRS 78.138. Under NRS 78.138, a director or officer is not liable unless the presumption that the director or officer acted in good faith and with a view to the interests of the Company have been rebutted, and it is proven that his or her act or failure to act constituted a breach of his or her fiduciary duties as an officer or director and such breach involved intentional misconduct, fraud or a knowing violation of law. Our second amended and restated articles of incorporation to be in effect immediately prior to the consummation of this offering compel indemnification of our directors and officers and permits indemnification of our employees and other agents, in each case to the maximum extent permitted by Nevada law, and our amended and restated bylaws to be in effect immediately prior to the consummation of this offering provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Nevada law. In addition, we have entered into indemnification agreements with our directors and NEOs containing provisions which are in some respects broader than the specific indemnification provisions contained in Nevada law. The indemnification agreements may require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Reference is also made to Section 8 of the underwriting agreement to be filed as Exhibit 1.1 hereto, which provides for indemnification by the underwriter of our officers and directors against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities

During our last three fiscal years and the six months ended March 31, 2018, we have granted equity awards representing an aggregate of 3,303,003 shares of our common stock to employees and directors under our 2011 Plan, 2017 Plan, RSU Plan and SAR Plan, which includes 56,250 shares that were subsequently forfeited and 126,648 shares that were subsequently repurchased.

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

There were no underwriters employed in connection with any of the transactions set forth in Item 15.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

EXHIBIT INDEX

Some of the agreements included as exhibits to the registration statement of which this prospectus forms a part contain representations and warranties by the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The undersigned registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding contractual provisions are required to make the statements in the registration statement of which this prospectus forms a part not misleading.

Exhibit Number	Description	Incorporated by Reference
		Form	Date	Number	Filed Herewith

1.1	Form of Underwriting Agreement				X

2.1**	Third Amended Joint Plan of Reorganization of the Registrant and Affiliated Debtors Under Chapter 11 of the Bankruptcy Code, effective February 27, 2011	DRS	May 7, 2018	2.1

3.1	Amended and Restated Articles of Incorporation of the Registrant, currently in effect	DRS	May 7, 2018	3.1

3.2	Bylaws of the Registrant, currently in effect	DRS	May 7, 2018	3.2

3.3	Form of Second Amended and Restated Articles of Incorporation of the Registrant, to be in effect immediately prior to the completion of this offering	S-1/A	July 30, 2018	3.3

3.4	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the closing of the offering	S-1/A	July 30, 2018	3.4

4.1	Form of Common Stock Certificate				X

4.2	Investor Rights Agreement between the Registrant and US Airways, Inc., dated March 1, 2011	DRS	May 7, 2018	4.2

4.3.1	Shareholders’ Agreement between the Registrant and US Airways, Inc., dated March 1, 2011	DRS	May 7, 2018	4.3.1

4.3.2	Letter Agreement between the Registrant and US Airways, Inc., dated February 27, 2014	DRS	May 7, 2018	4.3.2

4.3.3	Letter Agreement between the Registrant and US Airways, Inc., dated March 22, 2017	DRS	May 7, 2018	4.3.3

Exhibit Number	Description	Incorporated by Reference
		Form	Date	Number	Filed Herewith

4.3.4	Amended and Restated Shareholders’ Agreement among the Registrant, Penguin Lax, Inc. and P Marblegate Ltd., dated December 2017	DRS	May 7, 2018	4.3.4

4.3.5	Amended and Restated Shareholders’ Agreement between the Registrant and Citigroup Global Markets Inc., dated June 1, 2016	DRS	May 7, 2018	4.3.5

4.3.6	Shareholders’ Agreement among the Registrant, Owl Creek Credit Opportunity Fund, L.P. and Owl Creek Credit Opportunity Intermediate Fund, L.P., dated February 6, 2018	S-1/A	July 30, 2018	4.3.6

4.3.7	Shareholder’s Agreement among the Registrant, Marneu Holdings Co. and Momar Corp., dated December 13, 2017	S-1/A	July 30, 2018	4.3.7

5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP				X

10.1#	Mesa Air Group, Inc. 2011 Stock Incentive Plan and related forms of agreement	DRS	May 7, 2018	10.1

10.2#	Mesa Air Group, Inc. 2017 Stock Plan and related forms of agreement	DRS	May 7, 2018	10.2

10.3#	Mesa Air Group, Inc. Restricted Phantom Stock Units Plan and related forms of agreement	DRS	May 7, 2018	10.3

10.4.1#	Mesa Air Group, Inc. Amended and Restated Stock Appreciation Rights Plan and related forms of agreement	DRS	May 7, 2018	10.4.1

10.4.2 #	Amendment. No. 1 to the Mesa Air Group, Inc. Amended and Restated Stock Appreciation Rights Plan, dated April 21, 2015	DRS	May 7, 2018	10.4.2

10.5	Mesa Air Group, Inc. 2018 Equity Incentive Plan and related forms of agreement	S-1/A	July 30, 2018	10.5

10.6	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers	S-1	July 13, 2018	10.5

10.7	Amended and Restated Employment Agreement between the Registrant and Jonathan G. Ornstein, dated July 26, 2018	S-1/A	July 30, 2018	10.7

10.8	Amended and Restated Employment Agreement between the Registrant and Michael J. Lotz, dated July 26, 2018	S-1/A	July 30, 2018	10.8

10.9	Amended and Restated Employment Agreement between the Registrant and Brian S. Gillman, dated July 26, 2018	S-1/A	July 30, 2018	10.9

10.10.1†	Capacity Purchase Agreement among the Registrant, Mesa Airlines, Inc. and United Airlines, Inc., dated August 29, 2013	S-1/A	July 30, 2018	10.10.1

10.10.2†	First Amendment to the Capacity Purchase Agreement among the Registrant, Mesa Airlines, Inc. and United Airlines, Inc., dated August 29, 2013, effective as of September 12, 2014	S-1/A	July 30, 2018	10.10.2

Exhibit Number	Description	Incorporated by Reference
		Form	Date	Number	Filed Herewith

10.10.3†	Second Amendment to the Capacity Purchase Agreement among the Registrant, Mesa Airlines, Inc. and United Airlines, Inc., dated August 29, 2013, effective as of October 2, 2015	S-1/A	July 30, 2018	10.10.3

10.10.4	Third Amendment to the Capacity Purchase Agreement among the Registrant, Mesa Airlines, Inc. and United Airlines, Inc., dated January 1, 2015	S-1	July 13, 2018	10.9.4

10.10.5†	Fourth Amendment to the Capacity Purchase Agreement among the Registrant, Mesa Airlines, Inc. and United Airlines, Inc., dated August 29, 2013, effective as of November 13, 2015	S-1/A	July 30, 2018	10.10.5

10.10.6†	Fifth Amendment to the Capacity Purchase Agreement among the Registrant, Mesa Airlines, Inc. and United Airlines, Inc., dated August 29, 2013, effective as of December 14, 2015	S-1/A	July 30, 2018	10.10.6

10.10.7†	Sixth Amendment to the Capacity Purchase Agreement among the Registrant, Mesa Airlines, Inc. and United Airlines, Inc., dated August 29, 2013, effective as of December 1, 2015	S-1/A	July 30, 2018	10.10.7

10.10.8	Seventh Amendment to the Capacity Purchase Agreement among the Registrant, Mesa Airlines, Inc. and United Airlines, Inc., dated August 29, 2013, effective as of August 1, 2016	S-1	July 13, 2018	10.9.8

10.10.9†	Eighth Amendment to the Capacity Purchase Agreement among the Registrant, Mesa Airlines, Inc. and United Airlines, Inc., dated August 29, 2013, effective as of June 6, 2016	S-1/A	July 30, 2018	10.10.9

10.10.10†	Ninth Amendment to the Capacity Purchase Agreement among the Registrant, Mesa Airlines, Inc. and United Airlines, Inc., dated January 2017, effective as of 2017	S-1/A	July 30, 2018	10.10.10

10.10.11†	Tenth Amendment to the Capacity Purchase Agreement among the Registrant, Mesa Airlines, Inc. and United Airlines, Inc., dated May 3, 2017, effective as of January 1, 2017	S-1/A	July 30, 2018	10.10.11

10.10.12†	Eleventh Amendment to the Capacity Purchase Agreement among the Registrant, Mesa Airlines, Inc. and United Airlines, Inc., dated 2018, effective as of 2018	S-1/A	July 30, 2018	10.10.12

10.11.1†	Code Share and Revenue Sharing Agreement between America West Airlines, Inc. and Mesa Airlines, Inc., dated March 20, 2001, effective as of February 1, 2001				X

10.11.2	First Amendment to Code Share and Revenue Sharing Agreement between America West Airlines, Inc. and Mesa Airlines, Inc., dated April 27, 2001	S-1	July 13, 2018	10.10.2

10.11.3	Second Amendment to Code Share and Revenue Sharing Agreement among America West Airlines, Inc., Mesa Airlines, Inc., Freedom Airlines, Inc. and Air Midwest, Inc., dated October 24, 2002	S-1	July 13, 2018	10.10.3

10.11.4	Third Amendment to Code Share and Revenue Sharing Agreement among America West Airlines, Inc., Mesa Airlines, Inc. and Freedom Airlines, Inc., dated January 29, 2003	S-1	July 13, 2018	10.10.4

Exhibit Number	Description	Incorporated by Reference
		Form	Date	Number	Filed Herewith

10.11.5†	Fourth Amendment to Code Share and Revenue Sharing Agreement and Release among America West Airlines, Inc., Mesa Airlines, Inc., Air Midwest, Inc. and Freedom Airlines, Inc., dated September 5, 2003	S-1/A	July 30, 2018	10.11.5

10.11.6	Fifth Amendment to Code Share and Revenue Sharing Agreement among America West Airlines, Inc., Mesa Airlines, Inc., Air Midwest, Inc. and Freedom Airlines, Inc., dated January 28, 2005	S-1	July 13, 2018	10.10.6

10.11.7†	Sixth Amendment to Code Share and Revenue Sharing Agreement and Settlement Agreement among America West Airlines, Inc., Mesa Airlines, Inc., Air Midwest, Inc. and Freedom Airlines, Inc., dated July 27, 2005	S-1/A	July 30, 2018	10.11.7

10.11.8†	Seventh Amendment to Code Share and Revenue Sharing Agreement and Settlement, Assignment and Assumption Agreement among America West Airlines, Inc., US Airways, Inc., Mesa Airlines, Inc., Air Midwest, Inc. and Freedom Airlines, Inc., dated September 10, 2007	S-1/A	July 30, 2018	10.11.8

10.11.9†	Eighth Amendment to Code Share and Revenue Sharing Agreement and Settlement Agreement among US Airways, Inc., Mesa Airlines, Inc., Air Midwest, Inc. and Freedom Airlines, Inc., dated May 12, 2008	S-1/A	July 30, 2018	10.11.9

10.11.10†	Ninth Amendment to Code Share and Revenue Sharing Agreement among US Airways, Inc., Mesa Airlines, Inc., Air Midwest, Inc. and Freedom Airlines, Inc., dated March 30, 2009	S-1/A	July 30, 2018	10.11.10

10.11.11†	Tenth Amendment to Code Share and Revenue Sharing Agreement between US Airways, Inc. and Mesa Airlines, Inc., dated November 18, 2010	S-1/A	July 30, 2018	10.11.11

10.11.12†	Eleventh Amendment to Code Share and Revenue Sharing Agreement between US Airways, Inc. and Mesa Airlines, Inc., dated July 1, 2012	S-1/A	July 30, 2018	10.11.12

10.11.13†	Twelfth Amendment to Code Share and Revenue Sharing Agreement between US Airways, Inc. and Mesa Airlines, Inc., dated February 14, 2013	S-1/A	July 30, 2018	10.11.13

10.11.14†	Thirteenth Amendment to Code Share and Revenue Sharing Agreement between US Airways, Inc. and Mesa Airlines, Inc., dated December 24, 2013	S-1/A	July 30, 2018	10.11.14

10.11.15†	Fourteenth Amendment to Code Share and Revenue Sharing Agreement between US Airways, Inc. and Mesa Airlines, Inc., dated April 10, 2014	S-1/A	July 30, 2018	10.11.15

10.11.16†	Fifteenth Amendment to Code Share and Revenue Sharing Agreement between US Airways, Inc. and Mesa Airlines, Inc., dated November 26, 2014	S-1/A	July 30, 2018	10.11.16

Exhibit Number	Description	Incorporated by Reference
		Form	Date	Number	Filed Herewith

10.11.17†	Sixteenth Amendment to Code Share and Revenue Sharing Agreement between US Airways, Inc. and Mesa Airlines, Inc., dated January 26, 2015	S-1/A	July 30, 2018	10.11.17

10.11.18†	Seventeenth Amendment to Code Share and Revenue Sharing Agreement between US Airways, Inc. and Mesa Airlines, Inc., dated December 28, 2015	S-1/A	July 30, 2018	10.11.18

10.11.19†	Eighteenth Amendment to Code Share and Revenue Sharing Agreement between American Airlines, Inc. and Mesa Airlines, Inc., dated March 1, 2017	S-1/A	July 30, 2018	10.11.19

10.12.1	Credit and Guaranty Agreement among the Registrant, Mesa Airlines, Inc., Mesa Air Group Airline Inventory Management, L.L.C., the other guarantors party thereto from time to time, CIT Bank, N.A. and the other lenders party thereto, dated August 12, 2016	S-1/A	July 30, 2018	10.12.1

10.12.2	Amendment No. 1 to Credit Agreement among the Registrant, Mesa Airlines, Inc., Mesa Air Group Airline Inventory Management, L.L.C. and CIT Bank, N.A., dated June 5, 2017	S-1/A	July 30, 2018	10.12.2

10.12.3	Amendment No. 2 to Credit Agreement among the Registrant, Mesa Airlines, Inc., Mesa Air Group Airline Inventory Management, L.L.C. and CIT Bank, N.A., dated June 27, 2017	S-1/A	July 30, 2018	10.12.3

10.12.4	Amendment No. 3 to Credit Agreement among the Registrant, Mesa Airlines, Inc., Mesa Air Group Airline Inventory Management, L.L.C. and CIT Bank, N.A., dated September 19, 2017	S-1/A	July 30, 2018	10.12.4

10.12.5	Amendment No. 4 to Credit Agreement among the Registrant, Mesa Airlines, Inc., Mesa Air Group Airline Inventory Management, L.L.C. and CIT Bank, N.A., dated April 27, 2018.	S-1/A	July 30, 2018	10.12.5

10.13.1	Mortgage and Security Agreement among Mesa Airlines, Inc., Mesa Air Group Airline Inventory Management, L.L.C., the other grantors referred to therein and CIT Bank, N.A., dated August 12, 2016	S-1/A	July 30, 2018	10.13.1

10.13.2	Mortgage and Security Agreement Supplement No. 1 between Mesa Airlines, Inc. and CIT Bank, N.A., dated August 12, 2016	S-1/A	July 30, 2018	10.13.2

10.13.3	Mortgage and Security Agreement Supplement No. 2 between Mesa Air Group Airline Inventory Management, L.L.C. and CIT Bank, N.A., dated August 12, 2016	S-1/A	July 30, 2018	10.13.3

10.13.4	Mortgage and Security Agreement Supplement No. 3 between Mesa Airlines, Inc. and CIT Bank, N.A., dated November 23, 2016	S-1/A	July 30, 2018	10.13.4

10.14.1	Credit Agreement among Mesa Airlines, Inc., the lenders named therein, Obsidian Agency Services, Inc. and Cortland Capital Markets Services LLC, dated December 14, 2016	DRS	May 7, 2018	10.14.1

Exhibit Number	Description	Incorporated by Reference
		Form	Date	Number	Filed Herewith

10.14.2	Amendment No. 1 to Credit Agreement among Mesa Airlines, Inc., the lenders named therein, Obsidian Agency Services, Inc. and Cortland Capital Markets Services LLC, dated February 26, 2018	DRS	May 7, 2018	10.14.2

10.15.1	Mortgage and Security Agreement between Mesa Airlines, Inc. and Obsidian Agency Services, Inc., dated December 14, 2016	DRS	May 7, 2018	10.15.1

10.15.2	Mortgage Supplement No. 1 between Mesa Airlines, Inc. and Obsidian Agency Services, Inc., dated December 14, 2016	DRS	May 7, 2018	10.15.2

10.15.3	Mortgage Supplement No. 2 between Mesa Airlines, Inc. and Obsidian Agency Services, Inc., dated February 2, 2017	DRS	May 7, 2018	10.15.3

10.15.4	Mortgage Supplement No. 3 between Mesa Airlines, Inc. and Obsidian Agency Services, Inc., dated July 5, 2017	DRS	May 7, 2018	10.15.4

10.15.5	Mortgage Supplement No. 4 between Mesa Airlines, Inc. and Obsidian Agency Services, Inc., dated September 29, 2017	DRS	May 7, 2018	10.15.5

10.15.6	Mortgage Supplement No. 5 between Mesa Airlines, Inc. and Obsidian Agency Services, Inc., dated March 1, 2018	DRS	May 7, 2018	10.15.6

10.16	Credit Agreement between Mesa Airlines, Inc. and Export Development Canada, dated August 12, 2015	S-1/A	July 30, 2018	10.16

10.17.1	Credit Agreement between Mesa Airlines, Inc. and Export Development Canada, dated January 18, 2016	S-1/A	July 30, 2018	10.17.1

10.17.2	Amendment No. 1 to Credit Agreement between Mesa Airlines, Inc. and Export Development Canada, dated March 30, 2017	S-1/A	July 30, 2018	10.17.2

10.17.3	Omnibus Amendment Agreement among the Registrant, Mesa Airlines, Inc. and Export Development Canada, dated April 30, 2018	S-1/A	July 30, 2018	10.17.3

10.18	Credit Agreement between Mesa Airlines, Inc. and Export Development Canada, dated June 27, 2016	S-1/A	July 30, 2018	10.18

10.19.1	Business Loan Agreement between Mesa Airlines, Inc. and MidFirst Bank, dated May 21, 2015	DRS	May 7, 2018	10.19.1

10.19.2	Promissory Note between Mesa Airlines, Inc. and MidFirst Bank, dated May 21, 2015	DRS	May 7, 2018	10.19.2

10.20.1	Office Lease Agreement between the Registrant and DMB Property Ventures Limited Partnership, dated October 16, 1998	DRS	May 7, 2018	10.20.1

10.20.2	First Amendment to Lease between the Registrant and DMB Property Ventures Limited Partnership, dated March 9, 1999	DRS	May 7, 2018	10.20.2

10.20.3	Second Amendment to Lease between the Registrant and DMB Property Ventures Limited Partnership, dated November 8, 1999	DRS	May 7, 2018	10.20.3

10.20.4	Lease Amendment Three between the Registrant and CMD Realty Investment Fund IV, L.P., dated November 7, 2000	DRS	May 7, 2018	10.20.4

Exhibit Number	Description	Incorporated by Reference
		Form	Date	Number	Filed Herewith

10.20.5	Lease Amendment Four between the Registrant and CMD Realty Investment Fund IV, L.P., dated May 15, 2001	DRS	May 7, 2018	10.20.5

10.20.6	Lease Amendment Five between the Registrant and CMD Realty Investment Fund IV, L.P., dated October 11, 2002	DRS	May 7, 2018	10.20.6

10.20.7	Lease Amendment Six between the Registrant and CMD Realty Investment Fund IV, L.P., dated April 1, 2003	DRS	May 7, 2018	10.20.7

10.20.8	Amended and Restated Lease Amendment Seven between the Registrant and CMD Realty Investment Fund IV, L.P., dated April 15, 2005	DRS	May 7, 2018	10.20.8

10.20.9	Lease Amendment Eight between the Registrant and CMD Realty Investment Fund IV, L.P., dated October 12, 2005	DRS	May 7, 2018	10.20.9

10.20.10	Lease Amendment Nine between the Registrant and Transwestern Phoenix Gateway, L.L.C., dated November 4, 2010	DRS	May 7, 2018	10.20.10

10.20.11	Lease Amendment Eleven between the Registrant and Phoenix Office Grand Avenue Partners, LLC, dated July 31, 2014	DRS	May 7, 2018	10.20.11

10.20.12	Lease Amendment Twelve between the Registrant and Phoenix Office Grand Avenue Partners, LLC, dated November 20, 2014	DRS	May 7, 2018	10.20.12

21.1	List of subsidiaries of the Registrant	S-1	July 13, 2018	21.1

23.1	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1)				X

23.3*	Consent of Deloitte & Touche LLP

24.1	Power of Attorney	S-1	July 13, 2018	24.1

*	To be filed by amendment.
**

The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

#	Management contract or compensatory plan.
†	Portions of this exhibit have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.

(b)	Financial Statement Schedules

No financial statement schedules have been submitted because they are not required or are not applicable or because the information required is included in the consolidated financial statements or the notes thereto.

Item 17.	Undertakings

The undersigned registrant hereby undertakes that:

(1) insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue; and

(2) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(3) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, we have duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 6th day of August, 2018.

MESA AIR GROUP, INC.

By:	/s/ Jonathan G. Ornstein
Jonathan G. Ornstein Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Title	Date

/s/ Jonathan G. Ornstein Jonathan G. Ornstein	Chairman and Chief Executive Officer (principal executive officer)	August 6, 2018

/s/ Michael J. Lotz Michael J. Lotz	President and Chief Financial Officer (principal financial and accounting officer)	August 6, 2018

* Daniel J. Altobello	Director	August 6, 2018

* Ellen N. Artist	Director	August 6, 2018

* Mitchell Gordon	Director	August 6, 2018

* Dana J. Lockhart	Director	August 6, 2018

* G. Grant Lyon	Director	August 6, 2018

* Giacomo Picco	Director	August 6, 2018

* Harvey Schiller	Director	August 6, 2018

* Don Skiados	Director	August 6, 2018

By:	/s/ Michael J. Lotz
Michael J. Lotz
Attorney-in-Fact